Exhibit 10.1a

AMENDMENT NO. 1 TO PARENT GUARANTY

AMENDMENT NO. 1, dated as of February 23, 2007 (this “First Amendment”), to the Parent Guaranty (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Guaranty”; as amended hereby and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Guaranty”), dated as of March 17, 2006, executed by ANTHRACITE CAPITAL, INC. (“Anthracite”) as guarantor (the “Guarantor”) in favor of BANK OF AMERICA, N.A., as the lender (the “Lender”) under the Credit Agreement (as defined below). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Guaranty.

RECITALS

WHEREAS, the Guarantor is party to that certain Credit Agreement, dated as of March 17, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) among AHR Capital BofA Limited, a limited company organized under the laws of Ireland, as a borrower, Anthracite as the borrower agent, the other borrowers from time to time party thereto and the Lender;

WHEREAS, as a condition to the Credit Agreement, the Guarantor has executed the Guaranty;

WHEREAS, the Guarantor and the Lender desire to amend the Guaranty in the manner and on the terms set forth herein;

NOW THEREFORE, the Guarantor and the Lender hereby agree, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, that the Existing Guaranty is hereby amended as follows:

SECTION 1.	Amendments. The Existing Guaranty is hereby amended by:

(a)    deleting the definition of “Adjusted Net Income” in its entirety and substituting the following in lieu thereof:

“Adjusted Net Income” shall mean for any period, the Net Income of the Guarantor and its Subsidiaries determined on a cash basis for such period without recognizing any trading portfolio gains or losses in general, and specifically without giving effect to:

(a) depreciation and amortization,

(b) gains or losses that are classified as “extraordinary” in accordance with GAAP,

(c) capital gains or losses on sales of real estate,

(d) capital gains or losses with respect to the disposition of investments in marketable securities,

(e) any provision/benefit for income taxes for such period,

(f) earnings from equity investments and unconsolidated joint ventures determined in accordance with GAAP,

(g) losses attributable to the impairment of assets,

(h) incentive fees paid in the form of the issuance of the Guarantor’s common stock,

(i) Cash Interest Expense,

(j) income or expense attributable to the ineffectiveness of hedging transactions, and

(k) interest accretions, whether in favor or against the Guarantor.

Without limiting the foregoing, Net Income shall be determined before preferred stock dividends and shall include cash distributions from equity investments and unconsolidated joint ventures.

(b)  deleting the definition of “Debt Service Coverage Ratio” in its entirety and substituting the following in lieu thereof:

“Debt Service Coverage Ratio” or “DSCR” shall mean the ratio of Adjusted Net Income to Cash Interest Expense on recourse Indebtedness outstanding, it being understood that such determination shall be made on a cash basis.

(c)   deleting the definition of “Interest Expense” in its entirety and substituting the following definition of “Cash Interest Expense” in lieu thereof:

“Cash Interest Expense” shall mean for any period, total interest expense, both expensed and capitalized, of Guarantor and its Subsidiaries for such period with respect to all outstanding recourse Indebtedness of Guarantor and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated cash basis, for such period (determined on a consolidated cash basis), and net of any interest accretions, whether in favor or against, with respect to debt.

(d)  inserting the following text immediately before the period at the end of the definition of “Net Income”: “as adjusted in accordance with the terms hereof.”

(e)   deleting Section 10(c) in its entirety and inserting in lieu thereof the following:

“(c)        Minimum DSCR. DSCR at the end of each fiscal quarter shall not be less than 1.20:1.0;”

SECTION 2.  Conditions Precedent. This First Amendment shall become effective on the date (the “First Amendment Effective Date”) on which the following conditions precedent shall have been satisfied:

(a)          the Lender shall have received this First Amendment, executed and delivered by a duly authorized officer of the Guarantor and the Lender; and

(b)          each of the representations and warranties made and restated by the Guarantor pursuant to Section 3 of this First Amendment shall be true and complete in all material respects as though made on such date (except for any such representation or warranty that by its terms refers to a specific date other than the date first above written, in which case it shall be true and correct in all material respects as of such other date).

SECTION 3.   Representations and Warranties. On and as of the date first above written, the Guarantor hereby represents and warrants to the Lender that (a) it is in compliance with all the terms and provisions set forth in the Loan Documents on its part to be observed or performed, (b) no Default or Event of Default has occurred and is continuing, and (c) the representations and warranties contained in Section 9 of the Guaranty are true and correct in all material respects as though made on such date (except for any such representation or warranty that by its terms refers to a specific date other than the date first above written, in which case it shall be true and correct in all material respects as of such other date).

SECTION 4.   Limited Effect. Except as expressly amended and modified by this First Amendment, the Existing Guaranty shall continue to be, and shall remain, in full force and effect in accordance with its terms; provided, however, that upon the First Amendment Effective Date, all references therein and herein to the “Loan Documents” shall be deemed to include, in any event, this First Amendment. Each reference to the Guaranty in any of the Loan Documents shall be deemed to be a reference to the Guaranty as amended hereby.

SECTION 5.   Counterparts. This First Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 6.   GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered as of the day and year first above written.

ANTHRACITE CAPITAL, INC., a Maryland corporation, as Guarantor

By:	/s/ Richard M. Shea
Name: Richard M. Shea Title: President and Chief Operating Officer

Amendment No. 1 to Guaranty

BANK OF AMERICA, N.A., as Lender

By:	/s/ Olga V. Kelly
Name: Olga V. Kelly Title: Vice President

Amendment No. 1 to Guaranty